Exhibit 4.3

Number 1 ET ..... , 4,60.UOOO INVESTORS REAL ESTATE TRUST A REAL ESTATE INVESTMENT TRUST FORMED UNDER THE LAWS OF THE STATE OF NORTH DAKOTA lm'ESTORS RE ESTATE TRUS'FII 1111 111111 Ill " 7.95% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest is the owner and Th erlijlesthatC e=d e & o=·---------------------------------------------------registered holder of four million six hundred thousand Shares of fully paid and non-assessable 7.95% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest (Liquidation Preference $25 per Share), no par value (the"Series B Preferred Shares ") transferable only on the books of Investors Real Estate Trust (the "Trust") (except as noted on the reverse of this Certificate) by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Articles of Amendment and Third Restated Declaration of Trust of the Trust (the "Declaration of Trust', any articles supplementary to the Dec/aratin of Trust (the "Articles Supplementary''), the Third Restated Trustees' 1111111 Regulations (Bylaws) of the TI(USt (th"Bylaws''), North Dakota law and a Wi , am.endments thereto. ll1111 I IN WITNESS WHEREOF, the Trustees of said real estate investment trust have caused this certificate to be signed t's duly authorized officers t!!ts 111 111111 [[11 by th, Tru 1\l l 11 7th day of August , 2012 IIIII CUSIP No. 461730 301 1111111 111111111

INVESTORS REAL ESTATE TRUST This certificate and the shares represented hereby shall be held subject to all of the provisions of the Declaration of Trust, the Articles Supplementary and the Bylaws, a copy of each of which is on file at the office of the Trust, and made a part hereof as fully as though the provisions of the Declaration of Trust, the Articles Supplementary and Bylaws were imprinted in full on this certificate, to all of which the holder of this certificate, by acceptance hereof, assents and agrees to be bound. The Series B Preferred Shares represented by this certificate are subject to restrictions on ownership and transfer for purposes of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Declaration of Trust or the Articles Supplementary, no Person may Beneficially Own Series B Preferred Shares in excess of 9.8% (or such greater per centage as may be detem1ined by the Board of Trustees of the Trust) of the number or value of the outstanding Series B Preferred Shares. Any Person who attempts or proposes to Beneficially Own Series B Preferred Shares in excess of the above limitations must notify the Trust in writi n g at least thirty (30) days prior to such proposed or attempted Transfer. In addition, ownership of Series B Preferred Shares by, and transfers of, shares of beneficial interest to Non-U.S. Persons are subject to certain restrictions. If the restrictions on transfer are violated, the Series B Preferred Shares represented hereby shall be designated and treated as Excess Shares that shall be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary. All capital ized terms in this legend have the meanings given them in the Declaration of Trust or the Articles Supplementary, as applicable, copies of which, including the restrictions on transfer, shall be furnished to the holder of this certificate upon request and without charge. The holder of this certificate has no interest, legal or equitable, in any specific property of the Trust and no transfer of this certificate will affect the Trust until this certificate has been surrendered at the offices of the Trust or its transfer agent, and the transfer recorded on the books of the Trust. COUNTERSIGNED AND REGISTERED: AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (New York, NY) TRANSFER AGENT AND REGISTRAR BY: AUTHORIZED OFFICER ; I